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                  GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
             GUARANTEED MINIMUM WITHDRAWAL BENEFIT FOR LIFE RIDER

This rider is added to the Policy. It provides for a guaranteed minimum withdrawal benefit for the life of the Annuitant(s) as described below. In order to obtain the full benefit described in this rider, your annual partial surrenders must be limited and you must allocate Account Value to the prescribed Investment Strategy. You may not terminate this rider apart from the Policy.

All rider terms will have the same meaning as under the Policy, unless otherwise provided.

Asset Allocation Model - The Asset Allocation Model shown on the Policy Data Pages.

Benefit Date - The date that will be the later of:

     (1) the Policy Date; and

     (2) the Valuation Day of the most recent reset of the Withdrawal Base.

Benefit Reduction Percentage - The percentage shown on the Policy Data Pages.

Benefit Year - Each one-year period following the Benefit Date and each anniversary of that date.

Designated Investment Subdivisions - The Designated Investment Subdivisions shown on the Policy Data Pages.

Gross Withdrawal - An amount partially surrendered from Account Value including any surrender charge, any taxes withheld and any applicable premium taxes.

Investment Strategy - The Asset Allocation Model and/or Designated Investment Subdivisions for this rider.

Joint Annuitant - the additional life on which the Withdrawal Factor may be based.

Rider Death Benefit - The death benefit provided under this rider.

Roll-Up Value - An amount used to calculate the Withdrawal Limit. The Roll-Up Value on the Policy Date is equal to the initial Purchase Payment. The Roll-Up Value may be adjusted based on the daily roll-up rate shown on the Policy Data Pages.

Withdrawal Base - An amount used to establish the Withdrawal Limit. The Withdrawal Base on the Policy Date is equal to the initial Purchase Payment. The Withdrawal Base may change as a result of a Purchase Payment, withdrawal, or a restore or reset.

Withdrawal Factor - The percentage shown on the Policy Data Pages used to establish the Withdrawal Limit. The Withdrawal Factor is based on the age of the younger Annuitant on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Account Value is reduced to [$100].

Withdrawal Limit - The total amount you may partially surrender in a Benefit Year without reducing the benefits provided under this rider.

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Investment Strategy

To maximize the Withdrawal Limit and Rider Death Benefit, you must allocate all Account Value to the Investment Strategy. The Investment Strategy options are shown on the Policy Data Pages and may include Designated Investment Subdivisions and/or Asset Allocation Models.

On a monthly basis, we will rebalance Account Value to the Investment Subdivisions in accordance with the percentages allocated. In addition, on any Valuation Day after any transaction involving a partial surrender, receipt of a Purchase Payment or a transfer of Account Value, we will rebalance Account Value to the Investment Subdivisions in accordance with the percentages allocated, unless you instruct us otherwise.

Beginning on the first Valuation Day after you choose not to follow the Investment Strategy, your Withdrawal Factor and Rider Death Benefit will be reduced as follows:

The Withdrawal Factor will be (a) minus (b), where:

     (a) is the Withdrawal Factor; and

     (b) is the Withdrawal Factor multiplied by the Benefit Reduction
         Percentage.

The Rider Death Benefit will be (a) minus (b), where:

     (a) is the Rider Death Benefit; and

     (b) is the Rider Death Benefit multiplied by the Benefit Reduction Percentage.

You may elect to resume participation in the Investment Strategy, as described in the Restoration or Reset of the Benefit provision, provided we receive notice at our [Home Office] of your election in a form acceptable to us.

We will not reduce your Withdrawal Factor or Rider Death Benefit if you are not following the Investment Strategy due to a portfolio liquidation or a portfolio dissolution and the assets are transferred from the liquidated or dissolved portfolio to another portfolio.

The Guarantee Account, if any, under the Policy will not be available as an Investment Option under this rider for as long as this rider is in effect.

Guaranteed Minimum Withdrawal Benefit

If you:

  .  allocate all Account Value to the Investment Strategy; and

  . limit total Gross Withdrawals in a Benefit Year to an amount no greater than the Withdrawal Limit;

then you will be eligible to receive total Gross Withdrawals in each Benefit Year equal to the Withdrawal Limit until the last death of an Annuitant.

Withdrawal Limit

The Withdrawal Limit is calculated on each Valuation Day. The Withdrawal Limit is (a) multiplied by (b), where:

     (a) is the greatest of:

         (1) the Account Value on the prior Policy anniversary;


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         (2) the Withdrawal Base; and

         (3) the Roll-Up Value; and

     (b) is the Withdrawal Factor.

The Withdrawal Factor is established based on the age of the younger Annuitant on the earlier of the Valuation Day of the first Gross Withdrawal and the Valuation Day when the Account Value is reduced to [$100]. The Withdrawal Factor percentages are shown on the Policy Data Pages.

Withdrawal Base

An amount used to establish the Withdrawal Limit. The Withdrawal Base on the Policy Date is equal to the initial Purchase Payment. The Withdrawal Base may change as a result of a Purchase Payment, withdrawal, or a restore or reset.

Roll-Up Value

The initial Roll-Up Value equals your Purchase Payment(s). On each Valuation Day your Roll-Up Value will be adjusted. The new Roll-Up Value is equal to
(a) plus (b) plus (c), where:

     (a) is the Roll-Up Value on the prior Valuation Day;

     (b) is any Purchase Payment(s) made on the current Valuation Day;

     (c) is the daily roll-up rate, shown on the Policy Data Pages, multiplied by the cumulative Purchase Payments.

The Roll-Up Value will continue to increase until the earlier of the last roll-up date, shown on the Policy Data Pages, or the date of the first withdrawal. On these dates, the Roll-Up Value will equal the Roll-Up Value on the prior Valuation Day. After this date, additional Purchase Payments will not increase the Roll-Up Value.

On any Valuation Day you make a Gross Withdrawal, if that Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Roll-Up Value will be reduced to zero. After this date, additional Purchase Payments will not increase the Roll-Up Value.

Purchase Payments

Any Purchase Payment applied to your Policy will adjust your Withdrawal Base and Rider Death Benefit, and may adjust your Roll-Up Value as described in the Roll-Up Value section above. In order to obtain the full benefit provided by this rider, you must allocate all assets to the prescribed Investment Strategy from the Benefit Date. Except as noted below, if you have allocated all assets to the Investment Strategy from the Benefit Date, any subsequent Purchase Payment will be added to the Withdrawal Base and the Rider Death Benefit and may be added to the Roll-Up Value. Otherwise, the Purchase Payment will be added to the Withdrawal Base and if applicable, the Roll-Up Value, and the Rider Death Benefit will be increased by (a) minus (b), where:

     (a) is the Purchase Payment; and

     (b) is the Purchase Payment multiplied by the Benefit Reduction Percentage.

We reserve the right to not adjust the Withdrawal Base, Rider Death Benefit, and/or the Roll-Up Value for any additional Purchase Payments.

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Restoration or Reset of the Benefit

Restoration

If your Withdrawal Factor and Rider Death Benefit have been reduced because you have not allocated all assets to the prescribed Investment Strategy, you will have an opportunity to restore your Withdrawal Factor and Rider Death Benefit on a Policy anniversary. If such Policy anniversary is not a Valuation Day, the restore will occur on the next Valuation Day. The restore feature available under this rider may be used only once.

On the Valuation Day we restore your benefit, we will:

     (a) restore the Withdrawal Factor to 100% of the Withdrawal Factor established as of the date of the first withdrawal;

     (b) calculate your Rider Death Benefit to equal the lesser of the total Purchase Payments less Gross Withdrawals and current Account Value;

     (c) calculate your Withdrawal Base to equal the lesser of the Withdrawal Base as of the date of the restore, determined as if you have not allocated outside of the prescribed Investment Strategy, and the current Account Value;

     (d) allocate your assets to the Investment Strategy in effect as of the last Benefit Date prior to the reduction in benefits in accordance to your instructions; and

     (e) assess a rider charge equal to the charge that was in effect as of your last Benefit Date prior to the reduction in benefits.

If you want to restore your benefit, we must receive notice of your election in a form acceptable to us [at least 15 days] prior to your next Policy anniversary. The restore provision is not available if, on the Policy anniversary, any Annuitant is older than the maximum restore age as shown on the Policy Data Pages.

Reset

You may reset your Withdrawal Base on [an annual] anniversary of the Policy Date when your Account Value is higher than the Withdrawal Base. If such Policy anniversary is not a Valuation Day, the reset will occur on the next Valuation Day. The reset date must be at least [12 months] after the later of the Policy Date and the last reset date. Resets will occur automatically unless such automatic resets are or have been terminated.

On the Valuation Day we reset your benefit, we will:

     (a) reset the Withdrawal Factor to 100% of the Withdrawal Factor established as of the date of first withdrawal;

     (b) reset the Rider Death Benefit to the lesser of the total Purchase Payments less Gross Withdrawals and current Account Value;

     (c) reset the Withdrawal Base to your Account Value;

     (d) reset the Investment Strategy to the current Investment Strategy; and

     (e) reset the charge for this rider (the new charge, which may be higher than your previous charge, will never exceed the maximum rider charge as shown on the Policy Data Pages).

Any change to the charge or to the required Investment Strategy for this rider will be communicated to you in writing prior to the Policy anniversary date. The reset provision will end

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if, on the Policy anniversary, any Annuitant is older than the maximum reset age as shown on the Policy Data Pages.

Automatic resets will continue until and unless:

     (a) you submit a written request to terminate automatic resets (such request must be received [at least 15 days] prior to the Policy anniversary date);

     (b) the Investment Strategy is not followed;

     (c) the Investment Strategy changes, allocations are affected, and we do not receive confirmation of new allocations;

     (d) the Annuity Commencement Date is reached ;

     (e) there is a change in ownership of the Policy.

If automatic resets have terminated, you may later reinstate automatic resets for any future Policy anniversary by submitting a written request to do so; provided you are following the Investment Strategy and Income Payments have not begun.

Withdrawals

If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Withdrawal Base, Rider Death Benefit and Roll-Up Value are reduced.

The new Withdrawal Base equals the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and

     (b) is the prior Withdrawal Base minus the Gross Withdrawal.

The new Rider Death Benefit is described in the Rider Death Benefit section.

The new Roll-Up Value will be zero. Additional Purchase Payments will not increase the Roll-Up Value.

If the total Gross Withdrawals in a Benefit Year are less than or equal to the Withdrawal Limit, we will waive any surrender charge on the Gross Withdrawals.

Required Minimum Distributions

If all Account Value is allocated to the Investment Strategy, the Withdrawal Limit will be increased for any Benefit Year to the extent necessary to meet any minimum distribution requirements (before death) under federal tax law. This increase applies only to the required minimum distribution based on the value of the Policy.

Reduction in Account Value

After taking a partial surrender, your Account Value may be less than the amount required to keep your Policy in effect. In this event, or if your Account Value is reduced to [$100] , the following will occur:

  . If the Withdrawal Limit is less than $100, we will pay you the greatest of the Rider Death Benefit, the Account Value and the present value of the Withdrawal Limit in a lump sum, calculated using the Annuity 2000 Mortality Table and an interest rate of 3%.

  . If the Withdrawal Limit is greater than $100, we will begin Income Payments. We will make payments of a fixed amount for the life of the Annuitant or, if there are Joint Annuitants, the last surviving Annuitant. The fixed amount payable annually will equal the most recently calculated Withdrawal Limit. We will make payments monthly unless agreed otherwise. If the monthly amount is less than $100, we will reduce the frequency

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         so that the payment will be at least $100. The Rider Death Benefit will continue under this provision. The Rider Death Benefit will be reduced by each payment. The Rider Death Benefit, if any, will be payable on the death of the last surviving Annuitant.

Death Provisions

At the death of the last Annuitant, a Death Benefit may be payable under this Policy and rider. The amount of any Death Benefit payable will be the greatest of (a), (b) and (c), where:

     (a) is the Death Benefit as calculated under the base Policy;

     (b) is the Rider Death Benefit; and

     (c) is any amount payable by any other optional death benefit rider (if applicable).

The Death Benefit payable will be paid according to the distribution rules under the Policy.

If the designated beneficiary is a surviving spouse who is not an Annuitant, whose age is [45] through [85], and who elects to continue the Policy as the new Owner, this rider will continue. The Withdrawal Base and Roll-Up Value for the new Owner will be the Death Benefit determined as of the first Valuation Day we receive at our [Home Office] due proof of death and all required forms. The Withdrawal Factor for the new Owner will be based on the age of that Owner on the date of the first Gross Withdrawal for that Owner.

If the designated beneficiary is a surviving spouse who is an Annuitant and who elects to continue the Policy as the Owner, this rider will continue. The Withdrawal Base and Roll-Up Value will be the same as it was under the Policy for the deceased Owner. If no partial surrenders were taken prior to the first Valuation Day we receive due proof of death and all required forms at our [Home Office], the Withdrawal Factor for the surviving spouse will be established based on the age of the surviving spouse on the date of the first Gross Withdrawal for the surviving spouse. Otherwise, the Withdrawal Factor will continue as it was under the Policy for the deceased Owner.

If the surviving spouse cannot continue the rider, the rider and the rider charge will terminate on the next Policy anniversary.

Rider Death Benefit

The Rider Death Benefit is used to determine the death benefit, if any, payable under this Policy and rider as described in the Death Provisions section above.

The Rider Death Benefit on the Policy Date is equal to the initial Purchase Payment.

Purchase Payments in a Benefit Year increase the Rider Death Benefit. If you have allocated all assets to the Investment Strategy from the Benefit Date, any subsequent Purchase Payment will be added to the Rider Death Benefit. Otherwise, the Rider Death Benefit will be increased by (a) minus (b), where:

     (a) is the Purchase Payment; and

     (b) is the Purchase Payment multiplied by the Benefit Reduction Percentage.

Gross Withdrawals in a Benefit Year decrease the Rider Death Benefit. If a Gross Withdrawal plus all prior Gross Withdrawals in a Benefit Year is less than or equal to the Withdrawal Limit, the Rider Death Benefit will be reduced by the Gross Withdrawal. If a Gross Withdrawal plus all

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prior Gross Withdrawals in a Benefit Year is in excess of the Withdrawal Limit, your Rider Death Benefit will equal the lesser of (a) and (b), where:

     (a) is the Account Value on the Valuation Day after the Gross Withdrawal;
         and

     (b) is the prior Rider Death Benefit minus the Gross Withdrawal.

If you choose not to follow the Investment Strategy, your Rider Death Benefit will be reduced as described in the Investment Strategy provision.

Rider Charge

There will be a daily asset charge for this rider. This charge is added to the Policy's daily mortality and expense charge and applied against all amounts allocated to the Investment Subdivisions. The charge for this rider will depend upon whether the Policy is a single Annuitant or Joint Annuitant Policy. This charge is shown on the Policy Data Pages. Once applied, the Joint Annuitant charge will continue while the rider is in effect. The charge for this rider will be reset if you choose to reset your Withdrawal Base and Rider Death Benefit. The new charge, which may be higher than your previous charge, will never exceed the maximum charge as shown on the Policy Data Pages.

When this Rider is Effective

The rider becomes effective on the Policy Date. It will remain in effect while this Policy is in force and before the Maturity Date. This rider may not be terminated prior to the Maturity Date. On the Maturity Date, this rider will terminate.

Change of Ownership

We must approve any assignment or sale of this Policy unless under a court ordered assignment.

General Provisions

For purposes of this rider:

  . A non-natural entity Owner must name an Annuitant and may name the Annuitant's spouse as a Joint Annuitant.

  . An individual Owner must also be an Annuitant and may name his/her spouse as Joint Annuitant at issue.

  .  A Joint Owner must be the Owner's spouse.

  . If you marry after issue, you may add your spouse as a Joint Owner and Joint Annuitant or as a Joint Annuitant only, subject to our approval.

For Genworth Life and Annuity Insurance Company,


                                      /s/ Pamela S. Schutz
                                      ------------------------
                                      Pamela S. Schutz
                                      President

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